Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-68656) and the Registration Statements on Form S-8 (Nos. 333-117941, 333-117536, 333-105284, 333-62030, 333-44764, and 333-42385) of Affiliated Computer Services, Inc. of our report dated July 29, 2004, except as to the seventh paragraph of Note 17, which is as of August 13, 2004, the tenth paragraph of Note 17, which is as of August 25, 2004, and the second paragraph of Note 23, which is as of August 26, 2004, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
September 13, 2004